EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this "Agreement") is entered into as of May 31, 1998, by and among InfoImaging Technologies, Inc. ("ITI-Nev"), a Nevada corporation, with an office located at 11300 W. Olympic Boulevard, Suite 800, Los Angeles, California, and Corsa S.A. Holdings, an entity organized under the laws of Luxembourg ("Corsa") with an office located at 8, rue Notre Dame, L-2240, Grand Duchy of Luxembourg.

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, ITI-Nev will acquire 100% of the outstanding shares of InfoImaging Technologies, Inc., a Delaware corporation ("ITI-Del") and Fontech Ltd., an Israeli corporation ("Fontech") (collectively, the "Subsidiaries") from Corsa in exchange for ITI-Nev Common Stock (as defined below) (the "Exchange") pursuant to the terms and conditions set forth herein.

B. It is intended by the parties hereto that the Exchange shall constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, the parties hereto agree as follows:

1.  THE EXCHANGE

1.1 Exchange of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Corsa shall transfer and assign 1,000 shares of ITI-Del common stock and 1,319,877 shares of Fontech common stock, all shares representing 100% of the outstanding shares of the Subsidiaries (except for the share held by Yechiel Sharabi, Corsa's nominee) (the "Subsidiary Stock") to ITI-Nev in exchange for 11,486,000 fully paid and nonassessable shares of ITI-Nev common stock ("ITI-Nev Common Stock"), except as provided in
Section 9.1 of the Agreement.

1.2 Adjustments for Capital Changes. If prior to the Exchange, ITI-Nev recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of ITI-Nev Common Stock to be issued to Corsa will be adjusted appropriately.

1.3 Effects of the Exchange. At the Closing Date: (a) the Certificate of Incorporation and Bylaws of ITI-Nev will continue unchanged to be the Certificate of

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Incorporation and Bylaws of the corporation (as in Exhibit 1.3), (b) each share of ITI-Nev Common Stock outstanding immediately prior the Closing Date will continue to be an identical outstanding share of ITI-Nev Common Stock immediately following the Closing Date, (c) the Board of Directors will be increased from three (3) to seven (7), of which Corsa will appoint five (5) (consisting of Yechiel Sharabi, Amnon Shai, Joshua Sagui, Marc Nehamkin, and Menachem Tassa) or any other person substituted for any of the preceding persons by Corsa so long as such substituted person meets necessary regulatory requirements, and ITI-Nev will appoint two (2) (consisting of Altaf Nazerali and Ross Wilmot), (d) each share of Subsidiary Stock outstanding immediately prior to the Closing Date will be converted as provided in Section 1.1 and (e) the Exchange will, from and after the Closing Date, have all of the effects provided by applicable law.

1.4 Tax-Free Reorganization. It is intended by the parties hereto that the Exchange shall constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. At the Closing (as defined in Section 6.1 hereof), officers of ITI-Nev and officers of Corsa will execute and deliver officers' certificates in the forms of Exhibits 1.6A and B. and the representations and other statements set forth therein are incorporated in this Agreement by this reference to the same extent as if ITI-Nev or Corsa, respectively, had made such statements herein.

2.  REPRESENTATIONS AND WARRANTIES OF CORSA

Corsa and the Subsidiaries hereby represent and warrant that, except as set forth in the Corsa disclosure letter (the "Corsa Disclosure Letter") attached as Exhibit 2 and delivered by Corsa to ITI-Nev herewith, including Exhibits in the Corsa Disclosure Letter referred to as "Exhibits" below:

2.1 Organization and Good Standing. Corsa and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state and country of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

2.2  Power, Authorization and Validity.

2.2.1 Corsa has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Corsa is or will be a party that are required to be executed pursuant to this Agreement (the "Corsa Ancillary Agreements"). This Agreement and the Corsa Ancillary Agreements have been duly and validly approved by the Corsa Board of Directors and shareholders, as required by applicable law. The Corsa Board of Director approval is attached hereto as
Exhibit 2.2.1 (the "Corsa Board Approval").

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2.2.2   No filing, authorization or approval, governmental or otherwise, is necessary to enable Corsa to enter into, and to perform its obligations under, this Agreement and the Corsa Ancillary Agreements, except for (a) such filings as may be required to comply with federal and state securities laws, (b) consents required under contracts disclosed in Exhibit 2.5 as exceptions to the representation made in the last sentence of Section 2.5 below and (c) the approval of the shareholders of Corsa.

2.2.3 This Agreement and the Corsa Ancillary Agreements are, or when executed and delivered by Corsa and the other parties thereto will be, valid and binding obligations of Corsa enforceable against Corsa (as applicable) in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Corsa Ancillary Agreements will not be effective until the earlier of the Closing Date or the date provided for therein.

2.3 Subsidiary Stock There are no voting agreements, rights of first refusal or other restrictions applicable to any of Corsa's holdings in the Subsidiary Stock. Corsa holds 100% of the outstanding Subsidiary Stock and holds good and marketable title to such Subsidiary Stock, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever.

2.4 No Violation of Articles or Existing Agreements. Neither the execution and delivery of this Agreement or any Corsa Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of-. (a) any provision of the Articles of Incorporation or Bylaws of Corsa or the Subsidiaries, as currently in effect, (b) any material instrument or contract to which Corsa or the Subsidiaries are a party or by which Corsa or the Subsidiaries or their assets are bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Corsa or the Subsidiaries or their assets or properties. The consummation of the Exchange and succession by ITI-Nev to all rights, licenses, franchises, leases and agreements of the Subsidiaries will not require the consent of any third party and will not have any material adverse effect upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of those agreements.

2.5 Litigation. There is no action, proceeding or investigation pending or, to Corsa's or the Subsidiaries' actual knowledge, threatened against Corsa or the Subsidiaries before any court or administrative agency that, if determined adversely to Corsa or the Subsidiaries, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Corsa or the Subsidiaries or in which the adverse party or parties seek to recover in excess of $10,000 against Corsa or the Subsidiaries. There is no basis for any person, firm, corporation or entity to assert a claim against Corsa, the Subsidiaries or ITI-Nev as successor in interest to Corsa based upon: (a) ownership or rights to ownership of any shares of Subsidiary Stock, (b) any rights as a Corsa securities holder, including, without limitation, any option or other right to acquire any Corsa securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Corsa and any Corsa securities holder or former Corsa securities holder in such holder's capacity as such.

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2.6  Subsidiary Financial Statements. The Subsidiaries have delivered to ITI-
Nev as Exhibit 2.7 their audited balance sheets as of December 31, 1997, the Subsidiaries' audited income statement and cash flows for the year then ended and the Subsidiaries' unaudited balance sheet as of April 30, 1998 (the "Subsidiary Balance Sheet Date") and the Subsidiaries' unaudited income statement for the period from January 1, 1998 through April 30, 1998 (collectively, the "Subsidiary Financial Statements"). The Subsidiary Financial Statements (a) are in accordance with the books and records of the Subsidiaries and (b) fairly and accurately represent the financial condition of the Subsidiaries at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with generally accepted accounting principles applied on a consistent basis (subject to normal year end adjustments). Except as noted in the Disclosure Letter, since the Subsidiary Balance Sheet Date, the Subsidiaries have not incurred any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those incurred in the ordinary course of the Subsidiaries' business, consistent with past practice that are not material in amount either individually or collectively.

2.7 Taxes. Corsa and the Subsidiaries have filed all federal, state, local and foreign tax and material information returns required to be filed prior to the date hereof, have paid all taxes required to be paid with respect to all periods prior to the date hereof for which returns have been filed, have made all necessary estimated tax payments, and have no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Subsidiary Financial Statements. True, correct and complete copies of all such tax and information returns have been provided or made available by Corsa and the Subsidiaries to ITI-Nev. Corsa and the Subsidiaries are not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. No tax return of Corsa or the Subsidiaries has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this
Section 2.8, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. Corsa and the Subsidiaries have no current or deferred federal income tax liabilities and will not as a result of the Exchange become liable for any income tax not adequately reserved against on the Financial Statements. Corsa and the Subsidiaries have not filed a consent pursuant to Section 341(f) of the Code. If Corsa or the Subsidiaries were to become subject to an audit by the Internal Revenue Service or any state taxing agency or authority for tax years or periods prior to the Closing Date (including, but not limited to, any short tax year resulting from the Exchange), Corsa or the Subsidiaries will use all reasonable efforts to resolve all such audits in a manner consistent with the intentions of Corsa and ITI-Nev as expressed in this Agreement.

2.8 Title to Properties. The Subsidiaries have good and marketable title to all of its assets as shown on the Balance Sheets, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). Neither Subsidiary is in violation of

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any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied.

2.9 Absence of Certain Changes. Since the date of the Balance Sheet, there has not been with respect to Corsa or any Subsidiary; any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon.

2.10 Agreements and Commitments. Except as set forth on Exhibit 2.11 delivered to ITI-Nev herewith, neither Subsidiary has any contract, obligation or commitment which is material to the business of the Subsidiaries. Neither Subsidiary is in default in any material respect under any contract, obligation or commitment listed on Exhibit 2.11 or that is otherwise material to the business of the Subsidiaries.

2.11 Intellectual Property. The Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights as specified in
Exhibit 2.12 (as defined below) necessary or required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Subsidiary IP Rights") and such rights to use, sell or license for such conduct of their respective businesses. The Subsidiaries have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Subsidiary IP Rights. All officers, employees and consultants of the Subsidiaries have executed and delivered to the Subsidiaries an agreement regarding the protection of proprietary information and the assignment to the Subsidiaries of all Intellectual Property Rights arising from the services performed for the Subsidiaries by such persons. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, pr~oprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records. A list of patents and trademarks is attached hereto as Exhibit 2.12 (the "Intellectual Property List"). Corsa will not apply for, hold or maintain any patents in any country with respect to any Intellectual Property Rights.

2.12 Compliance with Laws. Corsa and each of its Subsidiaries has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a material adverse effect upon its business), including, without limitation: (a) all applicable federal and state securities

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laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, envirorunental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Each of Corsa and the Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. To the best of Corsa's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to Corsa or any Subsidiary, would result in any material adverse change in the present or future operations or financial condition thereof.

2.13 Corporate Documents. Corsa and the Subsidiaries have made available to ITI-Nev for examination all documents and information listed in Exhibits 2.1 through 2.12 or other exhibits called for by this Agreement which have been requested by ITI-Nev's legal counsel, including, without limitation, the following: (a) copies of Articles of Incorporation and Bylaws as currently in effect; (b) minute books containing all records of all proceedings, consents, actions and meetings of directors, committees of the board of directors and shareholders; (c) stock ledgers, journals and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to all securities, and all applications for such permits, orders and consents.

2.14 No Brokers. Except for the fees and expenses payable by ITI-Nev to Valor Invest in accordance with that certain letter agreement dated September 24, 1997, as amended April 3, 1998, neither Corsa nor any of the Corsa shareholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Exchange Agreement or in connection with any transaction contemplated hereby or thereby.

3.  REPRESENTATIONS AND WARRANTIES OF ITI-Nev

ITI-Nev hereby represents and warrants, that, except as set forth on the ITI-Nev disclosure letter (the "Disclosure Letter") attached as Exhibit 3 and delivered to Corsa herewith:

3.1 Organization and Good Standing. ITI-Nev is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

3.2 Capitalization. The authorized capital stock of ITI-Nev consists of 100,000,000 shares of Common Stock, $0.0001 par value, and 50,000,000 shares of Preferred Stock, $0.0001 par value, of which 5,185,000 shares of Common Stock are issued and

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outstanding. All issued and outstanding shares of ITI-Nev Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by ITI-Nev in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of ITI-Nev Common Stock and the number of shares held by each has been delivered by ITI-Nev to Corsa herewith as Exhibit 3.2. Except as set forth in this Section, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of ITI-Nev's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of ITI-Nev Common Stock or obligating ITI-Nev to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of ITI-Nev's outstanding securities. At the Closing Date, ITI-Nev's capital structure will reflect the Exchange with Corsa as follows: (a) ITI-Nev's original stockholders will retain a 31 % ownership interest in ITI-Nev having ownership of 5,185,000 shares of Common Stock, (b) Corsa will become 69% owner of ITI-Nev having ownership of 11,486,000 shares of Common Stock, (c) 1,667,100 shares will be reserved for issuance under the 1998 Equity Incentive Plan for employees and consultants, representing 10% of the total outstanding shares, and (d) as shares are issued under the 1998 Equity Incentive Plan, each stockholder shall be diluted proportionately.

3.3  Power, Authorization and Validity.

3.3.1 ITI-Nev has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which ITI-Nev is or will be a party that are required to be executed pursuant to this Agreement (the "ITI-Nev Ancillary Agreements"). The execution, delivery and performance of this Agreement and the ITI-Nev Ancillary Agreements have been duly and validly approved and authorized by ITI- Nev's Board of Directors and shareholders.

3.3.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable ITI-Nev to enter into, and to perform its obligations under, this Agreement and the ITI-Nev Ancillary Agreements, except for such post-closing filings as may be required to comply with federal and state securities laws.

3.3.3 This Agreement and the ITI-Nev Ancillary Agreements are, or when executed by ITI-Nev will be, valid and binding obligations of ITI-Nev, enforceable against ITI-Nev in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the ITI-Nev Ancillary Agreements will not be effective until the earlier of the Closing Date or the date provided for therein.

3.4 No Violation of Certificate, Existing Agreements or Laws. Neither the execution nor delivery of this Agreement or any ITI-Nev Ancillary Agreement. nor the

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consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of ITI-Nev, as currently in effect, or (b) in any material respect, any contract that is material to ITI-Nev's business or (c) any federal, state, local or foreign judgment, writ, decree, order, statute or regulation applicable to and that would have a material adverse effect on ITI-Nev or its assets or properties.

3.5 No Brokers. Except for the fees and expenses payable by ITI-Nev to Valor Invest in accordance with that certain letter agreement dated September 24, 1997, as amended on April 3, 1998, ITI-Nev is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Exchange Agreement or in connection with any transaction contemplated hereby or thereby.

3.6     ITI-Nev Financial Statements. ITI-Nev has delivered to Corsa as
Exhibit 3.6 ITI-Nev's audited balance sheet as of January 31, 1998, ITI-Nev's audited income statement and cash flows since the date of incorporation through January 31, 1998 and ITI-Nev's unaudited balance sheet as of April 30, 1998 (the "ITI-Nev Balance Sheet Date") and ITI-Nev's unaudited income statement for the period from January 31, 1998 through April 30, 1998 (collectively, the "ITI-Nev Financial Statements"). The ITI-Nev Financial Statements (a) are in accordance with the books and records of ITI-Nev and (b) fairly and accurately represent the financial condition of ITI-Nev at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with generally accepted accounting principles applied on a consistent basis (subject to normal year end adjustments). Since the ITI-Nev Balance Sheet Date, ITI-Nev has not incurred any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those incurred in the ordinary course of ITI-Nev's business, consistent with past practice that are not material in amount either individually or collectively.

3.7 Litigation. There is no action, proceeding or investigation pending or, to ITI-Nev's actual knowledge, threatened against ITI-Nev before any court or administrative agency that, if determined adversely to ITI-Nev may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of ITI-Nev or in which the adverse party or parties seek to recover in excess of $ 10,000 against ITI-Nev. There is no basis for any person, firm, corporation or entity to assert a claim against ITI-Nev or Corsa as successor in interest to shares of ITI-Nev Common Stock based upon: (a) ownership or rights to ownership of any shares of ITI-Nev Common Stock, (b) any rights as an ITI-Nev securities holder, including, without limitation, any option or other right to acquire any ITI-Nev securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between ITI-Nev and any ITI-Nev securities holder or former ITI-Nev securities holder in such holder's capacity as such.

3.8 Compliance with Laws. ITI-Nev has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a material adverse effect upon its business),

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including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (I) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. ITI-Nev has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. To the best of ITI-Nev's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to ITI-Nev, would result in any material adverse change in the present or future operations or financial condition thereof.

4.  CORSA PRECLOSING COVENANTS

During the period from the date of this Agreement until the Closing Date, Corsa covenants to and agrees with ITI-Nev as follows:

4.1 Conduct of Business. Corsa and the Subsidiaries will continue to conduct their business and maintain their business relationships in the ordinary and usual course.

4.2 Regulatory Approvals. Corsa will execute and file, join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which ITI-Nev may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Corsa will use all reasonable efforts to obtain or assist ITI-Nev in obtaining all such authorizations, approvals and consents.

4.3 Necessary Consents. Corsa will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Corsa, in addition to those set forth in Section 4.5, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow ITI-Nev to carry on the Subsidiaries business after the Closing Date.

4.4 Access to Information. Until the Closing Date, and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Corsa and the Subsidiaries will provide ITI-Nev and its agents with reasonable access to the files, books, records and offices of Corsa and the Subsidiaries, including, without limitation, any and all information relating to Corsa and the Subsidiaries taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to the Subsidiaries source code reasonably necessary for ITI-Nev to complete its due diligence review of the Corsa and the Subsidiaries' products and technology. Corsa and the Subsidiaries will cause its accountants to cooperate with ITI-Nev and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

4.5 Satisfaction of Conditions Precedent. Corsa will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Corsa will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

4.6 Consultation on Material Contracts. Prior to the Closing, Corsa and the Subsidiaries agree to consult with ITI-Nev prior to any material deviations from the business plans of Corsa or its Subsidiaries.

5.  ITI-Nev PRECLOSING COVENANTS

During the period from the date of this Agreement until the Closing Date, ITI-Nev covenants to and agrees with Corsa as follows:

5.1 Regulatory Approvals. ITI-Nev will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Corsa may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. ITI-Nev will use all reasonable efforts to obtain all such authorizations, approvals and consents.

5.2 Satisfaction of Conditions Precedent. ITI-Nev will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and ITI-Nev will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

5.')     Access to Information. Until the Closing Date, and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, ITI-Nev will provide Corsa, the Subsidiaries, and their agents with reasonable access to the files, books, records and offices of ITI-Nev, including, without limitation, any and all information relating to ITI-Nev taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to all ITI-Nev information reasonably necessary for Corsa to complete its due diligence review of the ITI-Nev products and technology. ITI-Nev will cause its accountants to cooperate with Corsa, the Subsidiaries, and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

6.  CLOSING MATTERS

6.1     The Closing. Subject to termination of this Agreement as provided in
Section 9 below, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Time on or before May 31 1998, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as Corsa and ITI-Nev may mutually select (the "Closing Date").

6.2  Exchange of Certificates and Transfer of Shares

6.2.1 As of the Closing Date, all shares of Subsidiary Stock that are outstanding immediately prior thereto will, by virtue of the Exchange and without further action, will be converted into the right to receive from ITI-Nev the number of shares of ITI-Nev Common Stock as set forth in Section
1. 1.

6.2.2 As soon as practicable after the Closing Date, Corsa will surrender the certificates of all shares of ITI(Delaware) to ITI Nevada and will transfer Fontech Ltd. Shares to ITI-Nev. Promptly following the Closing Date and receipt of the Subsidiary Certificates, ITI-Nev will cause its transfer agent to issue to Corsa the number of shares of ITI-Nev Common Stock to which Corsa is entitled as provided in Section 1. 1.

6.2.3 All shares of ITI-Nev Common Stock as provided in Section 1. 1 delivered upon the surrender of Subsidiary Certificates in accordance with the terms hereof will be delivered to Corsa. After the Closing Date, there will be no further registration of transfers of the shares of Subsidiary Stock on the stock transfer books of Corsa.

6.2.4 Until Subsidiary Certificates representing Subsidiary Stock outstanding prior to the Exchange are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of ITI-Nev Common Stock into which the shares of Subsidiary Stock will have been exchanged.

7.  CONDITIONS TO OBLIGATIONS OF CORSA

Corsa's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Corsa, but only in a writing signed on behalf of Corsa by its President or Chief Financial Officer):

7.1 Accuracy of Representations and Warranties. The representations and warranties of ITI-Nev set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing.

7.2 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

7.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Corsa, any material adverse change in the business or financial condition of ITI-Nev.

7.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Exchange by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

7.5 Documents. Corsa shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Corsa's legal counsel to consummate the transactions provided for herein.

7.6 Board of Directors. Subsequent to the Closing Date, ITI-Nev shall approve an amendment to its Bylaws increasing the number of directors from three (3) to seven (7). Of the initial seven Board seats, five (5) will be elected by Corsa, and two (2) will be elected by ITI-Nev pursuant to the Shareholder Agreement substantially in the form of Exhibit 7.6. (the "Shareholder Agreement").

7.7 ITI-Nev Equity Incentive Plan. As of the Closing Date, ITI-Nev shall approve and adopt an Equity Incentive Plan in a form reasonably acceptable to Corsa's Counsel substantially in the form of Exhibit 7.7.

7.8 Employment and Confidentiality Agreements. ITI-Nev agrees to require all key employees to enter into employment, confidentiality, and non-competition agreements in a form acceptable to counsel for Corsa.

7.9 Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by ITI-Nev shareholders, as required by applicable law and ITI-Nev's Certificate of Incorporation and Bylaws, and by ITI-Nev's Board of Directors.

8.  CONDITIONS TO OBLIGATIONS OF ITI-Nev

The obligations of ITI-Nev hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by ITI-Nev, but only in a writing signed on behalf of ITI-Nev by its President or Chief Financial Officer):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Corsa and the Subsidiaries set forth in Section 2 shall be true and complete in all material respects as of the Closing with the same force and effect as if they had been made at the Closing.

8.2 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

8.3 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Exchange by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

8.4 Consents. ITI-Nev shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Corsa Disclosure Letter or reasonably deemed necessary by ITI-Nev's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Corsa and the Subsidiaries and for ITI-Nev to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to ITI-Nev, except for such thereof as ITI-Nev and Corsa shall have agreed shall not be obtained, as contemplated by the Corsa Disclosure Letter.

8.5 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Corsa or the Subsidiaries.

8.6 Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by Corsa shareholders, as required by applicable law and Corsa's Certificate of Incorporation and Bylaws, and by Corsa's Board of Directors.

8.7 Loan Conversion. Prior to the Closing, Corsa shall convert all loans made to ITI-Del from debt into equity.

8.8 Loan Transfer. Optima Investments Limited, a Bahamian corporation, a Fontech creditor, shall transfer all such Fontech debt to ITI-Del such that ITI-Del is the creditor with respect to such debt.

8.9 Employment and Confidentiality Agreements. Corsa and the Subsidiaries agree to require all key employees to enter into confidentiality and non-competition agreements in a form acceptable to counsel for ITI-Nev.

8.10 Special Non-Competition and Exclusivity Agreements. Messrs. Arie
Halpern and Dr. Menachem Tassa agree to enter into non-competition agreements providing that these individuals will not undertake to finance, or in the future, compete directly or indirectly with the existing or contemplated businesses of the Subsidiaries and their successor(s). The foregoing obligations shall terminate with respect to each person three (3) years after such person leaves ITI-Nev. Corsa, Mr. Yechiel Sharabi and Mr. Halpern agree to enter into exclusivity agreements providing that both individuals agree not to deal with any other investment banking firm, or financier in connection with ITI-Del and Fontech without prior written consent from ITI-Nev.

9. Post-Closing Covenants.

9.1 Additional Financing. Following the Closing Date, ITI-Nev agrees to raise an additional US$5,000,000 (the "Additional Financing") through the sale of shares of ITI-Nev Common Stock.

9.2 Corsa will have a ninety day period following the Closing Date to perform all necessary corporate actions to deliver or to cause delivery of all necessary documents enumerated under sections 6 and 7 above.

10. TERMINATION OF AGREEMENT

10.1 Unless otherwise agreed by the parties hereto, this Agreement will be terminated if all conditions to the Closing have not been satisfied or waived on or before September 4, 1998.

11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
    AND REMEDIES, CONTINUING COVENANTS

11.1 Survival of Representations. All representations, warranties and covenants of each party contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or three (3) years for each party after the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

11.2 Agreement to Indemnify. Subject to the limitations set forth in this
Section 11, the parties agree to indemnify and hold each other harmless (hereinafter referred to individually as an "Indemnified Party") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (reduced by any recovery under policies of insurance and by any tax benefit accruing to the Indemnified Party as a result thereof (hereinafter referred to as "Damages"):

(a) Arising out of any misrepresentation or breach of or default in connection with any of the representations and warranties given or made by the parties in this Agreement or any certificate, document or instrument delivered by or on behalf of the parties pursuant hereto (other than with respect to changes in the truth or accuracy of the representations and warranties of the parties under this Agreement after the date hereof if either party has advised the other of such changes in an update to Exhibit 2.0 or Exhibit 3.0 delivered prior to the Closing and the Indemnified Party has nonetheless proceeded with the Closing); and

(b) Each party agrees that this Section I I constitutes the sole and exclusive remedy available to either party with respect to any breach or default in connection with any of the representations and warranties given or made by the parties in this Agreement or any certificate, document or instrument delivered by or on behalf of the parties pursuant hereto.

12. MISCELLANEOUS

12.1 Governing Law, Dispute Resolution. The internal laws of the State of Nevada (irrespective of its conflicts of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2 Assignment, Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Any attempted assignment will be void and of no effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the Corsa or ITI-Nev shareholders.

12.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.8 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

12.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12. 10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, or by fax, addressed as follows:

(I) If to ITI-Nev:

        InfoImaging Technologies, Inc.
        11300 W. Olympic Boulevard, Suite 800
        Los Angeles, California 90062

        with a copy to:
        Mr. Ross Wilmot
        International Portfolio Management
        1075 West Georgia Street, Suite 1300
        Vancouver, B.C. Canada, V6E 3C9

(ii) If to Corsa:

        Corsa S.A. Holdings
        8, rue Notre Dame,
        L-2240, Grand Duchy of Luxembourg.

        with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention: Fred M. Greguras
        Phone: (650) 858-7241
        Fax: (650) 494-1417
or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.9.

12. 10 Construction of Agreement. The language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

12.12 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

12.14 Confidentiality. Except as expressly authorized by ITI-Nev in writing, Corsa will not directly or indirectly divulge to any person or entity or use any ITI-Nev Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by Corsa in writing, ITI-Nev will not directly or indirectly divulge to any person or entity or use any Corsa Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "ITI-Nev Confidential Information" consists of (a) any information designated by ITI-Nev as confidential whether developed by ITI-Nev or disclosed to ITI-Nev by a third party, (b) the source code to any ITI-Nev software and any trade secrets relating to any of the foregoing, and (c) any information relating to ITI-Nev's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "Corsa Confidential Information" consists of (x) any information designated by Corsa as confidential whether developed by Corsa or disclosed to Corsa by a third party, (y) the source code to any Corsa software, and any trade secrets related to any of the foregoing, and (z) any information relating to Corsa product plans, product designs, product costs, product prices, product names, finances, marketing plan, business opportunities, personnel, research, development or know-how. "ITI-Nev Confidential Information" and "Corsa Confidential Information" also include the terms and conditions of this Agreement. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (I) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has theretofore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

12.15 Entire Agreement. This Agreement, the exhibits hereto and the accompanying letter from ITI-Nev regarding Corsa employees constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

    [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INFOIMAGING TECHNOLOGIES, INC.               CORSA S.A. Holdings
By:/s/ A. Nazerali                           By: /s/ Y. Sharabi
Name: Altaf Nazerali                         Name: Yechiel Sharabi
Title: President                             Title: Director

             [SIGNATURE PAGE TO EXCHANGE AGREEMENT]

                            EXHIBITS

Exhibit 1.3       Certificate of Incorporation and
                  Articles of InfoImaging
                  Technologies Inc.

Exhibit 1.6A      ITI-Nev Officers' Certificates

Exhibit 1.6B      Corsa Officers' Certificates

Exhibit 2         Corsa Disclosure Letter

Exhibit 2.2.1     Corsa Board Approval

Exhibit 2.7 Subsidiary Financial Statements, including Unaudited Balance Sheet, Income Statement

Exhibit 2.11      Agreements and Commitments

Exhibit 2.12      Intellectual Property List

Exhibit 3         ITI-Nev Disclosure Letter

Exhibit 3.2       ITI-Nev List of Stockholders

Exhibit 3.6 ITI-Nev Unaudited Financial Statements, including Unaudited Balance Sheet, Income Statement

Exhibit 7.6       Shareholder Agreement

Exhibit 7.7       ITI-Nev 1998 Equity Incentive Plan